Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

MAKEMUSIC, INC.,

GARRITAN CORPORATION,

GARY GARRITAN

And

MARIANNE GARRITAN

Dated as of December 19, 2011

i

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of December 19, 2011 (the “Effective Date”), by and among MakeMusic, Inc., a Minnesota corporation (“Purchaser”), Garritan Corporation, a Washington corporation (the “Company”), Gary Garritan and Marianne Garritan (together, the “Sellers”).

RECITALS

A. Sellers together own all of the outstanding capital stock of the Company.

B. Sellers desire to sell, and Purchaser desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Company and Sellers agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements means the Employment and Non-Competition Agreement, the Sellers’ Releases, the Contractor Agreements, and the IT Agreement.

“Applicable Contract” of either Purchaser or the Company means any Contract (a) under which such party has or may acquire any rights or benefits, (b) under which such party has or may become subject to any obligation or Liability, or (c) by which such party or any of the assets owned or used by it is or may become bound.

A “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been (a) any inaccuracy in or Breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) based on facts that are or were inconsistent with such representation, warranty, covenant, obligation, or other provision.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Minneapolis, Minnesota.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and delivered by Company and Sellers to Purchaser in connection with this Agreement.

“Company Intellectual Property” means any Intellectual Property owned by the Company and any Intellectual Property used in the Company’s business as currently conducted.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Sellers to Purchaser; (b) the execution, delivery, and performance of the Ancillary Agreements; (c) the performance by Purchaser, Sellers and the Company of their respective covenants and obligations under this Agreement and any agreement executed and delivered pursuant to the terms hereof, the Ancillary Agreements and the Seller’s Closing Documents and the Purchaser’s Closing Documents; and (d) Purchaser’s acquisition and ownership of the Shares and exercise of control over the Company.

“Contract” means any agreement, contract, license, lease, obligation, commitment, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions” means (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the enforceability of creditors’ rights generally, and (b) general principles of equity which may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means all federal, state, local Legal Requirements relating to the protection of health (to the extent relating to exposure to Hazardous Materials) or the environment (including, without limitation, air, soil, surface water or ground water), worker health (to the extent relating to exposure to Hazardous Materials) or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local, foreign or other applicable authority, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, silica or silica-containing materials and asbestos or asbestos-containing materials.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company or any of its Subsidiaries); (c) all obligations of such Person that are not characterized as current liabilities under GAAP; (d) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (e) all capitalized lease liabilities of such Person; (f) any debt-like obligation or financing-type arrangement with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (g) all interest rate protection agreements of such Person (valued on a market quotation basis); (h) all obligations of such Person secured by a contractual lien; (i) all guarantees of such Person in connection with any of the foregoing; and (j) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; provided, however, that Indebtedness will expressly exclude trade payables incurred in the Ordinary Course of Business.

“Intellectual Property” means (a) patents and patent applications, including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations (“Patents”), (b) trademarks, service marks, trade dress, domain names, and trade names (whether or not registered) in the United States and all other nations, including all registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, and including without limitation the term “Garritan” as it currently is used with respect to the Company’s existing Intellectual Property (“Trademarks”), (c) copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations, including all derivative works, sound libraries and recordings (“Copyrights”), (d) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), know-how (including manufacturing and production processes, techniques, and research and development information relating to modeled instruments, music technology and other information relating to the Company’s business), inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto (“Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations, whether registered or unregistered, and any registrations or applications for registration therefore, and (f) any other proprietary or intellectual property rights now known or hereafter recognized.

“Inventory” means, wherever located, all inventories of Software, sound libraries, raw materials, designs or work in process, component parts and finished goods (including goods in transit from or to the locations at which the Company’s business is conducted), office supplies, backlog, and service and repair parts, supplies and components held for resale, including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party, together with related packaging materials and all rights of the Company against suppliers of such inventories.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means the current actual knowledge of a particular fact or other matter after reasonable investigation. The Company and the Sellers shall be deemed to have “Knowledge” of a particular fact or other matter if Gary Garritan or Marianne Garritan has Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, foreign or other applicable, law, statute, regulation, administrative code, decree, Order or ordinance.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means a material adverse change in the financial condition, business, assets, liabilities, or results of operations of the Company, except in each case for any such effects resulting from (a) changes in the Company’s prospects; (b) changes in conditions generally applicable to Persons engaged in the Company’s business, including, without limitation, changes in laws (or interpretations thereof by any governmental authority), generally applicable to the Company and changes in accounting standards or requirements, (c) natural disasters, acts of war, terrorism or similar acts and events, or (d) the announcement or disclosure of the transactions set forth in this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a corporation; (c) any agreements relating to the ownership of the capital stock of a corporation and/or the governance of such corporation to which shareholders of such corporation are parties; and (d) any amendment to any of the foregoing.

“Per Share Value” means the average of the closing sale price of the Purchaser’s common stock for the 20 trading days immediately preceding the date of determination as listed on the Nasdaq Capital Market, or such other national public market or exchange on which the Purchaser’s common stock is then registered and sold.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchaser Indemnified Persons” means Purchaser and its Representatives, Related Persons and Affiliates, including, from and after the Closing, the Company.

“Related Person” means, with respect to a corporation, any director, executive officer, or Person holding greater than five percent of such corporation’s outstanding common stock, or an immediate family member of any of the foregoing.

“Representative” means with respect to a particular Person, any director, officer, managing member, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Indemnified Persons” means Sellers and their Representatives, Related Persons and Affiliates, including, prior to the Closing, the Company.

“Software” means all (a) computer programs and other software, whether in source code, object code or other form; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation related to the foregoing.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” means all taxes, charges, fees, levies or other similar assessments or liabilities imposed by or under the authority of any Governmental Body or payable under any tax-sharing agreement or other Contract, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license, transfer, severance, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability and franchise taxes, whether disputed or not, and any charges, interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, including any obligation to indemnify, assume or otherwise succeed to any tax liability of any other Person.

“Tax Return” means any return (including any information return), declaration, report, statement, schedule, notice, form, claim for refund or other document or information, and attachments, schedules and amendments to the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means a claim, Proceeding, dispute, action, audit or other matter shall be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, audit or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threshold Amount” means Five Thousand Dollars singly ($5,000), or Fifteen Thousand Dollars in the aggregate ($15,000).

ARTICLE II

SALE AND TRANSFER OF SHARES; PURCHASE PRICE

Section 2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Sellers shall sell and transfer the Shares to Purchaser, and Purchaser shall purchase the Shares from Sellers.

Section 2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be One Million Five Hundred Thousand Dollars ($1,500,000), subject to adjustment as set forth in Sections 2.4 and 2.5.

Section 2.3 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser as follows:

(a) Cash at Closing. At the Closing, Purchaser shall pay to Sellers in cash an amount equal to the Purchase Price minus the Holdback (the “Closing Cash Purchase Price”).

(b) Holdback. Subject to this Section 2.3(b) and the terms of this Agreement, on the 18-month anniversary of the Closing Date Sellers will be entitled to receive from the Purchaser that number of shares of common stock of the Purchaser equal to (A) One Hundred Twenty Five Thousand Dollars ($125,000) (the “Holdback”), as such amount may be reduced pursuant to Section 2.5, divided by (B) the Per Share Value determined as of the Closing Date.

(c) Method of Payment; Allocation among Shareholders. All cash payments under this Agreement from the Purchaser to the Sellers shall be made by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing to the Purchaser at least two (2) Business Days prior to the Closing Date. All payments and stock issuances under this Agreement from the Purchasers to the Sellers shall be allocated 50 percent to Gary Garritan and 50 percent to Marianne Garritan.

Section 2.4 Credit for Employee Liabilities. To the extent that any pre-Closing Company obligations to employees arising from accrued wages, vacation pay, severance pay, or benefits or under Company Benefit Plans are not included as current liabilities on the Financial Statements as of the Balance Sheet Date, there shall be a dollar-for-dollar decrease in the Holdback.

Section 2.5 Right of Offset . Purchaser will have the right to offset any amount of the Holdback otherwise due Sellers against any obligation of Sellers to Purchasers, including any indemnification obligations under Article VII of this Agreement.

Section 2.6 Minnesota Sales Tax. The parties contemplate that no Minnesota sales Tax will be due upon the Closing of the Contemplated Transactions. In the event any Minnesota sales Tax is levied on any portion of the Purchase Price, Purchaser shall incur such sales Tax. For clarification, in no event will the preceding sentence be interpreted to make Purchaser liable for any other Taxes payable by the Sellers resulting from the sale of the Shares.

ART ICLE III

CLOSING

Section 3.1 Closing . The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within three Business Days of the satisfaction or waiver of the conditions set forth in Section 3.2 of this Agreement at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota or at such other location as the parties may agree, at 10:00 a.m. local time (the date on which the Closing takes place is referred to herein as the “Closing Date”) and the Closing shall be deemed effective as of 11:59 p.m. on the Closing Date. The Closing may take place by electronic transmission of executed documents.

Section 3.2 Closing Conditions.

(a) Except as otherwise expressly provided in this Agreement, the obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions on or before the Closing Date:

(i) the representations and warranties set forth in Article IV hereof will be true and correct in all material respects (collectively and individually), in each case at and as of the Closing Date (provided, however, that the representations and warranties in Section 4.2, and any representation or warranty that contains an express materiality qualification, will be true and correct as so qualified, in each case at and as of the Closing Date);

(ii) the Company and the Sellers will have duly performed and complied in all material respects with all covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date (provided, that with respect to any covenants and conditions that are qualified by materiality, the Company and the Sellers shall have performed such covenants and conditions, as so qualified, in all respects);

(iii) the Company will have obtained all Consents of any Governmental Bodies or third parties that are required for the consummation of the Contemplated Transactions on terms and conditions reasonably satisfactory to Purchaser, including but not limited to the Required Consents (as hereinafter defined);

(iv) since the Effective Date, to the Sellers’ Knowledge, there shall not have occurred any event or occurrence creating or reasonably likely to create a Material Adverse Effect with respect to the Company or its business;

(v) there must not have been made or, to the Seller’s Knowledge, Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares;

(vi) no Proceeding before any Governmental Body will be pending or, to the Sellers’ Knowledge, Threatened which, in the reasonable judgment of Purchaser, makes it inadvisable or undesirable to consummate the Contemplated Transactions by reason of the probability that the Proceeding will result in any Order that would prevent the carrying out of this Agreement or any of the Contemplated Transactions, declare unlawful the Contemplated Transactions or cause such transactions to be rescinded or materially and adversely affect the right of Purchaser to exercise rights and benefits acquired by it in connection with the Contemplated Transactions, and no Order will have been entered which has any of the foregoing effects; and

(vii) Purchaser shall be reasonably satisfied with the results of its due diligence review of any Contracts to which the Company is a party provided to Purchaser subsequent to the date of this Agreement.

(b) At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser:

(i) certificate(s) representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(ii) a certificate of good standing for the Company dated no earlier than thirty (30) days prior to the Closing Date from the State of Washington;

(iii) executed letters of resignation from the officers and directors of the Company, effective upon the Closing;

(iv) evidence in form and substance satisfactory to Buyer of the termination of all Company Benefit Plans;

(v) a release executed by each Seller substantially in the form attached hereto as Exhibit A (the “Sellers’ Release”);

(vi) an Employment and Non-Competition Agreement between Purchaser and Gary Garritan in substantially the form of Exhibit B (the “Employment and Non-Competition Agreement”), executed by Gary Garritan;

(vii) to the extent possible upon the exercise of the Company’s and Sellers’ best efforts, Contractor Agreements between Purchaser and each of Jeff Hurchalla, Jeannot Welter and Chad Beckwith, substantially in the form of Exhibit C (the “Contractor Agreements”), executed by each of Jeff Hurchalla, Jeannot Welter and Chad Beckwith;

(viii) to the extent possible upon the exercise of the Company’s and Sellers’ best efforts, an agreement for the provision of information technology services between Purchaser and Tony Monaghan, substantially in the form of Exhibit D (the “IT Agreement”), executed by Tony Monaghan.

(ix) complete and accurate copies of the Organizational Documents of the Company, as currently in effect.

(x) unaudited consolidated financial statements for the Company’s two most recent fiscal years, and interim consolidated financial statements as may be required by applicable rules of the Securities and Exchange Commission;

(xi) evidence in form and substance satisfactory to the Purchaser of the assignment to the Company of all Intellectual Property used in the Company’s business (the “IP Assignments”);

(xii) the Required Consents;

(xiii) a certified copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions; and

(xiv) such other documents as Purchaser may reasonably request for the purpose of evidencing the accuracy of any of Sellers’ and the Company’s representations and warranties, evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(c) Except as otherwise expressly provided herein, the obligation of the Company and Sellers to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions on or before the Closing Date.

(i) The representations and warranties set forth in Article V hereof will be true and correct in all material respects (collectively and individually), in each case at and as of the Closing Date (provided, however, that any representation or warranty that contains an express materiality qualification will be true and correct in all respects, in each case at and as of the Closing Date);

(ii) the Purchaser will have duly performed and complied in all material respects with all covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date (provided, that with respect to any covenants and conditions that are qualified by materiality, the Purchaser shall have performed such covenants and conditions, as so qualified, in all respects);

(iii) the Purchaser will have obtained all Consents of any Governmental Bodies or third parties, if any, that are required for the consummation of the Contemplated Transactions; and

(iv) no Proceeding before any Government Body will be pending or Threatened which, in the reasonable judgment of the Company, makes it inadvisable or undesirable to consummate the Contemplated Transactions by reason of the probability that the Proceeding will result in an Order that would prevent the carrying out of this Agreement or any of the Contemplated Transactions, declare unlawful the Contemplated Transactions or cause such transactions to be rescinded, and no Order will have been entered which has any of the foregoing effects.

(d) At the Closing, the Purchaser will deliver to the Sellers:

(i) the Closing Cash Purchase Price contemplated by Section 2.3(a);

(ii) the Employment and Non-Competition Agreement, executed by the Purchaser;

(iii) the Contractor Agreements, executed by the Purchaser;

(iv) the IT Agreement, executed by the Purchaser;

(v) a certified copy of the resolutions duly adopted by the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions; and

(vi) such other documents as Sellers may reasonably request for the purpose of evidencing the accuracy of any of Purchaser’s representations and warranties, evidencing the performance by Purchaser of, or the compliance by Purchaser with, any covenant or obligation required to be performed or complied with by Purchaser, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Company and Sellers represent and warrant to Purchaser that the statements contained in this Article IV are true and correct as of the Effective Date and shall be true and correct as of the Closing Date, except as set forth in the schedule to the Company Disclosure Schedule numbered to correspond to the Section of this Article IV to which such exception relates:

Section 4.1 Organization and Good Standing.

(a) Good Standing. Schedule 4.1(a) of the Company Disclosure Schedule contains a complete and accurate list of the Company’ name, its jurisdiction of incorporation, its capitalization and other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized, validly existing and in good standing under the laws of Washington, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under Applicable Contracts. The Company is not required to be qualified to do business as a foreign corporation under the laws of any state or other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Organizational Documents. Sellers have delivered to Purchaser true and complete copies of the Organizational Documents of the Company, as currently in effect.

(c) Subsidiaries. The Company has no Subsidiaries. The Company does not own directly or indirectly any equity ownership interest in any other Person.

Section 4.2 Authority; No Conflict.

(a) Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Company and Sellers, enforceable against the Company and Sellers in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Ancillary Agreements (collectively with this Agreement, the “Seller’s Closing Documents”), the Ancillary Agreements shall constitute the legal, valid and binding obligation of the Company or respective individual parties thereto, as applicable, enforceable against such Person in accordance with their terms, subject to the Enforceability Exceptions. Sellers have the absolute and unrestricted right, power, authority and capacity to execute, deliver and perform their obligations under this Agreement.

(b) No Conflict. Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or Sellers, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; (v) result in any shareholders of the Company having the right to exercise appraisal rights; (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company; or (vii) cause Purchaser to become subject to, or to become liable for the payment of, any Taxes under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date.

Section 4.3 Required Consents. Except as set forth on Schedule 4.3 of the Company Disclosure Schedule, neither Sellers nor the Company are or shall be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions (the matters set forth in Schedule 4.3 of the Company Disclosure Schedule, the “Required Consents”).

Section 4.4 Capitalization. The authorized equity securities of the Company consist of 100 shares of common stock, no par value, of which 100 shares are issued and outstanding as of the Closing Date and constitute the Shares. Such Shares comprise all of the issued and outstanding shares of common stock of the Company as of the Effective Date and as of the Closing Date. Sellers are and shall be on the Closing Date the sole record and beneficial owners and holders of the Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating any Seller or the Company to issue, sell or redeem any equity interests in the Company. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

Section 4.5 Financial Statements.

(a) Attached to Schedule 4.5(a) of the Company Disclosure Schedule are (i) unaudited consolidated balance sheets of the Company as of December 31, 2010 and 2009 and the related statements of income, cash flows and shareholders’ equity for the fiscal years then ended, along with the report thereon by Company’s independent certified public accountant; and (ii) unaudited consolidated balance sheets of the Company as of October 31, 2011 (the “Balance Sheet Date”) and the related unaudited statements of income and cash flows for the nine-month period then ended, certified by Company’s chief executive officer (collectively, and including the notes thereto, the “Financial Statements”).

(b) The Financial Statements fairly present, in all material respects, the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Company and, except as set forth on Schedule 4.5(b) of the Company Disclosure Schedule, such accounting practices have been consistently applied for all periods represented by the Financial Statements.

(c) The Company’s books and records of accounts, which have been made available to Purchaser, are complete and correct in all material respects and accurately reflect all of the assets, liabilities, transactions and results of operations of the Company, and the Financial Statements have been prepared and presented based upon and in conformity therewith and have been maintained in accordance with a system of internal controls over financial reporting that is sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of officers and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company that could have a material effect on the Financial Statements. The Company has delivered to Purchaser copies of all letters delivered to the Company by its independent certified public accountant since January 1, 2009.

Section 4.6 No Undisclosed Liabilities. The Company does not have any Liabilities or Indebtedness except (a) those disclosed or reserved against on the Financial Statements, (b) those incurred after the Balance Sheet Date in the Ordinary Course of Business, or (c) those set forth on Schedule 4.6 of the Company Disclosure Schedule.

Section 4.7 Books and Records. The minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, with the exception that minutes from the Company’s meetings are incomplete prior to 2009. At the Closing, all of those books and records shall be in the possession of the Company. The Company has delivered to Purchaser copies of all letters delivered to the Company by the Purchaser-hired independent certified public accountant since January 1, 2009.

Section 4.8 Title To Properties; Shares; Encumbrances. The Company owns all of the properties and assets that it purports to own (whether real, personal, or mixed and whether tangible or intangible, and including but not limited to Company Intellectual Property), and such assets are located in the facilities owned or operated by the Company or as reflected as owned in the books and records of the Company (except for personal property sold in the Ordinary Course of Business). The Company has not purchased or otherwise acquired assets in excess of the Threshold Amount since the Balance Sheet Date (except for personal property acquired since the Balance Sheet Date in the Ordinary Course of Business). Upon the delivery of the Shares in the manner contemplated under Article II of this Agreement, Purchaser shall acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

Section 4.9 Accounts Receivable. All accounts receivable of the Company on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or shall represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Subject to the reserves reflected on the Financial Statements as of the Balance Sheet Date, the Accounts Receivable will be collectible in full within 90 days (except where specifically noted on Schedule 4.9, as in the case of consignment accounts) of the Closing, without any setoff. Schedule 4.9 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the day immediately prior to the Closing Date, which list sets forth the aging of such Accounts Receivable.

Section 4.10 Intellectual Property.

(a) Schedule 4.10(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all patents and trademarks registered in the name of the Company, all copyrights registered in the name of or currently used by the Company, and all domain names registered to or currently used by the Company. Schedule 4.10(a) identifies the jurisdiction in which such item of Company Intellectual Property has been registered or filed, the application, registration or serial number, the prosecution status, and the name of the applicant/registrant.

(b) Schedule 4.10(b) of the Company Disclosure Schedule contains a list of all products and service offerings of the Company, including but not limited to all sound libraries, recordings and Software, that have been sold, licensed, distributed or otherwise disposed of, including any products or services offerings under development (collectively, the “Company Products”), and identifies whether the Company provides support or maintenance for such Company Product.

(c) Schedule 4.10(c) identifies all Intellectual Property licensed to the Company (other than off-the-shelf software licensed to the Company for less than $5,000) and the corresponding Contract. Except pursuant to the licenses listed in Schedule 4.10(c), to the Sellers’ Knowledge, the Company has no obligation to compensate any Person for the use of any Intellectual Property. No Person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property.

(d) Schedule 4.10(d) identifies each Contract pursuant to which the Company or either Seller has granted any Person a license under, or otherwise has given any right or interest in, any Intellectual Property (except for standard-form end user license agreements entered into by the Company in the Ordinary Course of Business). Except where specifically noted in the Disclosure Schedule (as in the case of the “Aria Player,” which is co-owned with Plogue et Art Technologies): (a) the Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that otherwise limits the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property; and (b) the Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Intellectual Property to any Person.

(e) Except as listed on Schedule 4.10(e) to the Company Disclosure Schedules, the Company exclusively owns all right, title, and interest to and in the Company Intellectual Property, free and clear of any Encumbrances. Except as listed on Schedule 4.10(e) of the Company Disclosure Schedule, each Person who is or was an employee, officer, director, or contractor of the Company or who is or was involved in the creation or development of any Company Intellectual Property, has signed an enforceable agreement containing an assignment to the Company of such individual’s or entity’s contribution to all such Intellectual Property.

(f) The Company and the Sellers have exercised commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of the Company’s trade secrets. Neither Seller has Knowledge of any disclosure or misappropriation of any of the Company’s trade secrets or other confidential Company Intellectual Property by any Person.

(g) Other than as set forth on Schedule 4.10(g) of the Company Disclosure Schedules, no funding, facilities, or personnel of any Governmental Body or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property. To Sellers’ Knowledge, no Governmental Body or educational institution owns or has any other rights to any Company Intellectual Property, and neither the Company nor either Seller has any obligation to make royalty or other payments to any Governmental Body or educational institution relating to any Intellectual Property. Neither the Company nor the Sellers have made any submission or suggestion to, nor are they subject to any agreement with, any standards bodies or other entities that would obligate them to grant licenses to or otherwise impair their control of Company Intellectual Property.

(h) Neither Seller has knowledge that any Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property, except as set forth on Schedule 4.10(h).

(i) To the Knowledge of the Sellers, the business of the Company as currently conducted and proposed to be conducted does not infringe, misappropriate, use or otherwise violate any Intellectual Property of any Person. No proceedings, claims, or actions have been instituted or are pending against the Company, or, to the Knowledge of the Company or either Seller, are Threatened, that challenge the right of the Company or the Sellers with respect to the use or ownership of the Company Intellectual Property. None of the Company Intellectual Property is subject to any outstanding judgment, decree, Order, writ, award, injunction or determination of an arbitrator or court or other Governmental Body adversely affecting the rights of the Company with respect thereto.

Section 4.11 Inventory. All Inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, and is of the type and nature which the Company has sold or utilized within the one-year period prior to the date of this Agreement. The method of valuing Inventory on the Financial Statements, and the reserves with respect thereto, is consistent with past practice, and any increases to Inventory since the Balance Sheet Date have occurred in the Ordinary Course of Business. Inventory that is obsolete or below standard quality has been written down on the Company’s books. The Company is not in possession of any Inventory not owned by the Company.

Section 4.12 Indebtedness. Schedule 4.12 of the Company Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company as of the Effective Date.

Section 4.13 Taxes.

(a) Compliance. The Company has timely filed all federal, state, local, and other Tax Returns required to be filed by it under applicable Legal Requirements, including estimated Tax Returns and reports. At the time such Tax Returns were filed and based on the Legal Requirements in effect at such time of filing, all such Tax Returns were true, correct and complete in all material respects. All Taxes due and payable by the Company have been paid, and the Company has made adequate provision for the payment of all Taxes that may become due. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns, that it is, or may be, subject to taxation by that jurisdiction. There are no Encumbrances (other than Encumbrances of real estate and personal property Taxes or assessments not yet due and payable) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b) Audits, Investigations and Disputes. No audits of federal, state, and local Tax Returns by the relevant Governmental Bodies have been initiated or completed and neither the Company nor Sellers have been notified that any Governmental Body intends to audit or investigate a Tax Return for any period. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company. There is outstanding no dispute or claim concerning any Tax of the Company either (i) claimed or raised by any Governmental Body in writing, or (ii) as to which the Company or either Seller has Knowledge.

(c) Tax Contracts. The Company is not, nor has it ever been, a party to any tax sharing agreement, tax allocation agreement, tax indemnity obligation, “reportable transaction” or similar Contract or practice with respect to Taxes, that will, or could reasonably be expected to, require payment by the Company. The Company has not applied for any Tax ruling or entered into a closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), or any other Contract related to Taxes with any Governmental Body, which may be binding on the Company following the Closing Date.

(d) Subchapter S Election. The Company has been a validly electing S Corporation within the meaning of Code Sections 1361 and 1362 since January 1, 2001. The Company has no potential Liability under Section 1374 of the Code or other similar provisions of state or local Law. The Company has not, on or after January 1, 2009, (i) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. The Company has no Tax Liability under Section 1375 of the Code for any Tax period prior to Closing.

Section 4.14 Employee Benefits.

(a) List of Plans and ERISA Affiliates. Schedule 4.14(a) of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other bonus, incentive, deferred compensation, severance, unemployment, common stock or option, vacation or paid time off, insurance, defined benefit plans, cafeteria, medical, disability, welfare benefits and other material employee fringe benefit plans, Contracts, policies, practices, programs, understandings or arrangements (whether written or oral), which, currently are or, at any time since January 1, 2005, have been, maintained, sponsored or contributed to by the Company or any ERISA Affiliate (as defined below) for the benefit of any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, or under which the Company has any obligation or liability, whether actual or contingent (each, a “Company Benefit Plan”). For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is (or at the relevant time was) considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code, including any of the Company’s Subsidiaries. All ERISA Affiliates during the two most recent fiscal years are identified on Schedule 4.14(a) of the Company Disclosure Schedule.

(b) Compliance with Filing Requirements. All Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body and all notices and disclosures have been timely provided to participants, except where the failure to have made any such filing would not result in a Material Adverse Effect. The Company has delivered or made available to the Purchaser copies of (i) each of the Company Benefit Plans, including all amendments thereto, (ii) all filings regarding the Company Benefit Plans made with any Governmental Body for the two most recent plan years, including the two most recent annual reports on Form 5500 filed with the United States Department of Labor with respect to any of the Company Benefit Plans (if applicable), (iii) the two most recent United States Internal Revenue Service determination letters (if applicable), and (iv) any Contracts relating to funding, insuring, administration or management of the Company Benefit Plans.

(c) General Compliance. The Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Legal Requirements, and have been operated and administered in compliance with such Legal Requirements and the written documents governing the Company Benefit Plans. There has been no failure to administer the Company Benefit Plans in any material respect in accordance with all applicable Legal Requirements. Contributions required to be made under the terms of any of the Company Benefit Plans as of the Effective Date have been timely made or, if not yet due, have been properly reflected on the Financial Statements of the Company as of the Balance Sheet Date. There are not currently, and the Contemplated Transactions will not result in, any underfunding liabilities or liquidity shortfalls with respect to any of the Company Benefit Plans. Neither the Company nor any ERISA Affiliate has any Liability, or has any Knowledge of any facts or circumstances that might give rise to any Liability.

(d) Commitments to Modify. The Company has no commitment to modify, change or terminate any of the Company Benefits Plans, other than pursuant to Legal Requirements. No written or oral representations have been made by the Company promising any payment or continued funding of such plans for any period of time beyond what is required by applicable Legal Requirements, or any benefits that will be made available by Purchaser. Neither the Company nor any other Person has any express or implied commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(e) Prohibited Transactions, Legal Actions, Ability to Amend, and Other Matters. (i) No Company Benefit Plan is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code; (ii) to the Knowledge of Sellers and the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to a Company Benefit Plan that could result in material liability to the Company; (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if any Company

Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet included in the financial statements of the Company prior to the Effective Date); (iv) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Sellers or the Company, is Threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims); (v) to the Knowledge of Sellers or the Company, the Company does not have any liability under ERISA Section 502; (vi) all contributions and payments to each such Company Benefit Plan are deductible and have been deductible under Code Sections 162 or 404; (vii) neither the Company nor any ERISA Affiliate has ever sponsored or contributed to or been required to contribute to a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Sections 412 or 430 of the Code; (viii) no amount that has been or could be received (whether in cash or property or the vesting of property), by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), as a result of the consummation of the Contemplated Transactions; (ix) except pursuant to applicable Legal Requirements, no Company Benefit Plan provides retiree or post-employment medical, disability or life insurance benefits to any Person; (x) no Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code; and (xi) no Company Benefit Plan is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) or is otherwise subject to Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder.

Section 4.15 Compliance with Legal Requirements; Governmental Authorizations.

(a) Compliance. To the Sellers’ knowledge, the Company is currently and at all times has been in compliance with all applicable Legal Requirements, including but not limited to United States and foreign laws and regulations governing import and export activities and the Foreign Corrupt Practices of Act of 1977. Neither the Company nor either Seller has Knowledge of any event or circumstance that would result in any actual, alleged or possible Liability or violation of any applicable Legal Requirement. Neither the Company nor any director or officer of the Company, nor either Seller, nor, to the Knowledge of the Company or either Seller, any employee or other representative of the Company, has made any type of payment, gift or contribution to any of the customers or suppliers of the Company other than payments required under written Applicable Contracts. Consummation of the Contemplated Transactions will not cause the Company to violate any applicable Legal Requirements.

(b) Governmental Authorizations. Schedule 4.15(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Schedule 4.15(b) of the Company Disclosure Schedule is valid and in full force and effect. Except as set forth in Schedule 4.15(b) of the Company Disclosure Schedule, the Company is, and at all times has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.16(b) of the Company Disclosure Schedule.

Section 4.16 Legal Proceedings. Except as set forth in Schedule 4.16 of the Company Disclosure Schedule, neither of the Sellers nor the Company has received any written notice that there is pending any Proceeding: (i) that has been commenced by or against the Company or to which the Company is a party or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Sellers and the Company, no such Proceeding has been Threatened.

Section 4.17 Absence of Certain Changes and Events. Except as set forth in Schedule 4.17 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business, has incurred no Liabilities other than in the Ordinary Course of Business and there has not been any: (a) event or circumstances that, to the Sellers’ knowledge, has resulted, or may result in, a Material Adverse Effect; (b) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (c) amendment to the Organizational Documents of the Company; (d) discharge or satisfaction of any material Encumbrance or payment of any material obligation or Liability of the Company, other than current Liabilities paid in the Ordinary Course of Business, or cancelled, compromised, waived or released any material right or material claim of the Company; (e) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee; (f) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (g) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance; (h) entry into, termination of, or receipt of notice of termination of, or waiver or abandonment by the Company of any rights under, any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any Contract or transaction involving a total remaining commitment by or to the Company equal to or greater than the Threshold Amount; (i) sale (other than sales of Inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any asset or property of the Company, including the sale, lease, or other disposition of any of the Company Intellectual Property; (j) cancellation or waiver of any claims or rights with a value to the Company equal to or in excess of the Threshold Amount; (k) material change in the accounting methods used by the Company; (l) commenced any litigation or binding dispute resolution process or settled or compromised any pending or threatened suit, action or claim the settlement or compromise of which would require the payment by the Company of amounts in excess of $50,000 or involves any equitable relief; or (m) agreement, whether oral or written, by either of the Sellers or the Company to do any of the foregoing.

Section 4.18 Contracts; No Defaults.

(a) Material Contracts. Schedule 4.18(a) of the Company Disclosure Schedule contains a complete and accurate list, and Sellers have delivered to Purchaser true and complete copies, of each Applicable Contract (and all amendments, supplements or modifications thereto, whether oral or written) that: (i) involves more than $5,000 singly or $15,000 in the aggregate; (ii) provides for the indemnification of any Person or the assumption of any Liability of any Person; (iii) relates to Indebtedness; (iv) limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (v) all joint venture, partnership or similar agreements; or (vi) which otherwise are material to the financial condition or operations of the business and are not disclosed in any other Schedule to the Company Disclosure Schedules (collectively, the “Material Contracts”).

(b) Compliance. The Company has full corporate power and authority to perform all of its obligations under the Material Contracts. To the Sellers’ knowledge each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Except as disclosed in Schedule 4.18(b) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company or, to the Knowledge of Sellers and the Company, any other party is in material default under any Material Contract and no written termination notice has been delivered by any party to any other party with respect to any Material Contract.

Section 4.19 Insurance. The Company has maintained for at least three (3) years prior to the Closing Date (and continues on the Closing Date to maintain) valid, outstanding and enforceable insurance policies in such amounts which are appropriate and customary for the type of business conducted by the Company with customary deductibles and retained amounts. The Company has listed on Schedule 4.19 of the Company Disclosure Schedule all insurance policies currently in effect and has provided to Purchaser true and complete copies of all current policies or binders and a list of all pending claims and claims history in the four (4) years prior to the Closing Date. The Company has not been refused any insurance coverage applied for or sought by it other than in the Ordinary Course of Business. The Company has paid all premiums due, and has otherwise performed all of its obligations, under each insurance policy to which it is a party or that provide coverage to the Company. The Company has not been subject to any lapse in coverage, and the Company has given prompt notice to the insurer of all claims that may be insured thereby.

Section 4.20 Real Property. The Company does not own or lease any real property.

Section 4.21 Environmental Matters. Except as disclosed on Schedule 4.21 of the Company Disclosure Schedule, the Company has complied and is in material compliance with all Environmental Laws. The Company has not received any outstanding and unresolved written or oral notices, reports or other information regarding any actual or alleged violation of Environmental Laws by the Company, or any Liabilities or potential Liabilities, including any remedial obligations, relating to it or its facilities arising under Environmental Laws. No facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit the Company’s continued compliance with Environmental Laws, give rise to any remedial obligations of the Company pursuant to Environmental Laws, or give rise to any other Liabilities of the Company pursuant to Environmental Laws, including, without limitation, any relating to onsite or offsite releases or Threatened releases of Hazardous Materials, wastes, personal injury, property damage or natural resources damage.

Section 4.22 Employees.

(a) Schedule 4.22 of the Company Disclosure Schedule contains a complete and accurate list of each employee of the Company, as well as their current compensation arrangements. All employees of the Company are employees at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Benefit Plans.

(b) The Company is in compliance in all material respects with all applicable Legal Requirements relating to employment and employment practices, workers’ compensation, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, worker safety, pay equity, wages, hours, benefits, the payment of social security and similar taxes, occupational safety and health and employment insurance. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any officer, director or employee of the Company at any time and no facts exist that would reasonably be expected to give rise to such claims or actions. The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states and provinces where it is required to maintain such accounts, and each of such accounts has a positive balance. The deficiencies, if any, noted on such reports or any reports prepared by independent consultants have been corrected to the satisfaction of the Governmental Body that gave notice of such deficiency, which satisfaction has been confirmed in writing by such applicable Governmental Body and copies of which have been delivered to Purchaser.

(c) Except as set forth in Schedule 4.22 of the Company Disclosure Schedule, the Company has not received written notice that any employee identified in Schedule 4.22 of the Company Disclosure Schedule intends to terminate his or her employment with the Company.

(d) No retired employee or director of the Company, or their dependents, receives benefits from the Company or is scheduled to receive benefits from the Company in the future.

Section 4.23 Labor Relations. The Company is not a party to a collective bargaining or other labor Contract. Except as set forth on Schedule 4.23 of the Company Disclosure Schedule, the Company has not experienced in the past and is not experiencing now, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process or (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or (c) any application for certification of a collective bargaining agreement. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no currently pending lockout of any employees by the Company, and no such action is contemplated by the Company.

Section 4.24 Brokers or Finders. The Company, Sellers and their agents have incurred, and will incur, no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.25 Customers and Suppliers. Schedule 4.25 of the Company Disclosure Schedule contains an accurate list of the customers of the Company for each of the two most recent fiscal years and the current year-to-date whose relationship exceeds $5,000 (the “Customers”) and all independent contractors or other business associates who have supplied the Company with goods or services during the two most recent fiscal years and the current year-to-date whose relationship exceeds $5,000 (the “Suppliers”). Since December 31, 2010, no Customer has indicated that it will stop or decrease the rate of, purchasing materials, services or products from the Company, and no Supplier has indicated that it will stop or decrease the rate of providing goods or services to the Company.

Section 4.26 Non-Competition by Employees, Contractors and Consultants (a) . To the Knowledge of the Company, no employee, consultant or other service provider is bound by any Contract that purports to limit such person’s ability to provide or perform any services relating to the business of the Company or to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. Except as disclosed on Schedule 4.26, the Company and the Sellers have exercised their best efforts to ensure that all current and former directors, officers, employees, and contractors of the Company have executed Contracts to assign to the Company all rights to any Intellectual Property, including inventions, improvements, discoveries, or information used in, useful to or relating to the business of the Company and Schedule 4.26 lists all such Contracts.

Section 4.27 Relationships with Related Persons. Except as disclosed on Schedule 4.27 of the Company Disclosure Schedule, no Related Person currently has, or since January 1, 2009, has had any interest in any assets or property used in or pertaining to the Company’s business, or has owned or had any financial interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or that has engaged in competition with the Company. Except as disclosed on Schedule 4.27, the Company has no Contracts currently or since January 1, 2009 with any Related Person.

Section 4.28 Disclosure. No representation or warranty by the Company or Sellers contained in this Agreement, and no statement contained in the Company Disclosure Schedules or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company or either Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has no Knowledge of any fact that has specific application to the Company or the Sellers (other than general economic or industry conditions) and that may result in a Material Adverse Effect that has not been set forth in this Agreement or the Company Disclosure Schedules.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Minnesota and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, including the execution of this Agreement and all Ancillary Agreements.

Section 5.2 Authority; No Conflict.

(a) Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Upon the execution and delivery by Purchaser of the Employment and Non-Competition Agreement, the Contractor Agreements and the IT Agreement (collectively, the “Purchaser’s Closing Documents”), the Purchaser’s Closing Documents shall constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the Contemplated Transactions by Purchaser shall, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Purchaser, or (B) any resolution adopted by the board of directors or the shareholders of the Purchaser; or (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Purchaser may be subject.

Section 5.3 Investment Intent. Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act.

Section 5.4 Certain Proceedings. As of the Effective Date, there is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Purchaser’s Knowledge, no such Proceeding has been Threatened as of the Effective Date.

Section 5.5 Brokers or Finders. Purchaser and its officers and agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Contemplated Transactions.

Section 5.6 Company Intellectual Property. No proceedings, claims, or actions have been instituted or are pending against the Purchaser, or, to the Knowledge of the Purchaser, have been Threatened against the Purchaser, with respect to the Purchaser’s use of the Company Intellectual Property.

ARTICLE VI

COVENANTS

Section 6.1 Certain Tax Matters.

(a) Income Tax Returns. Purchaser shall prepare, or cause to be prepared, all Income Tax Returns of the Company required to be filed after Closing for all periods ending after the Closing Date. Sellers shall prepare and timely file such Income Tax Returns for all periods ending on or before the Closing Date. Sellers shall pay (or cause to be paid) all Taxes relating to all periods ending on or before the Closing Date, and Purchaser shall pay (or cause to be paid) all Taxes relating to all periods ending after the Closing Date.

(b) Cooperation; Audit. After the Closing Date, Purchaser and Sellers shall, and shall cause their respective Affiliates, including the Company, to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Purchaser and Sellers. Sellers, on the one hand, and Purchaser, on the other hand, shall give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or before the Closing Date (or beginning on or before the Closing Date and ending after the Closing Date). Promptly upon receipt by either party of any notification or indication (whether written or oral) from the IRS or any state or other taxing authority that it intends to investigate or audit any pre-Closing Tax Return, the party receiving such information shall notify the other party and convey such information to the other party in writing. Each party shall cooperate with the other in connection with any Tax investigation, Tax audit, or other Tax proceeding. A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 6.1(b); provided, however, that the foregoing shall not alter any indemnification rights to which Purchaser or Sellers are entitled under this Agreement, including, without limitation, under Article VII.

Section 6.2 Financial Statements. Sellers will provide to Purchasers, within 60 days following the Closing, the Company’s audited consolidated financial statements for the Company’s fiscal years ended December 31, 2009 and December 31, 2010 and interim consolidated financial statements as required by the applicable rules of the Securities and Exchange Commission. The parties acknowledge that such audited financial statements are being prepared by an independent auditing firm hired by Purchaser and that the fees and expenses associated with the preparation of such audited financial statements shall be paid by Purchaser.

Section 6.3 Further Assurances. The parties agree promptly (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, effectively consummate the Contemplated Transactions and comply with applicable disclosure requirements regarding the Contemplated Transactions. Such assurances include but are not limited to cooperation by the Sellers in connection with any application for registration of Company Intellectual Property that may be filed by the Purchaser after the Closing Date, including but not limited to any application to register the term “Garritan, as limited by Section 6.10 of this Agreement.

Section 6.4 Consents. All Required Consents will be obtained as of the Closing Date. If any Required Consents are not obtained, Sellers shall cooperate with Purchaser following the Closing Date to obtain a reasonable arrangement designed to provide Purchaser with the rights and benefits (subject to the obligations) under any such Applicable Contract, including enforcement for the benefit of Purchaser of any and all rights of the Company against any other party arising out of any Breach or cancellation of any such Applicable Contract by such other party and, if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require. If the Company or either Seller receives any notice or other communication from any Person alleging that any Consent was required in connection with the Contemplated Transactions, the Sellers shall promptly notify Purchaser in writing. For the avoidance of doubt, the provisions of this Section 6.3 shall not constitute a waiver of any rights with respect to any failure to obtain such Required Consent on or prior to the Closing Date.

Section 6.5 Litigation Support. In the event and for so long as Purchaser or the Company is actively contesting or defending against any litigation or claim in connection with any fact, situation, circumstance, status, practice, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company, Purchaser and Sellers shall cooperate in the contest or defense and provide such testimony as may be necessary in connection with the contest or defense, at the cost and expense of Purchaser (unless and to the extent Purchaser is entitled to indemnification therefor hereunder).

Section 6.6 Transition . Neither the Company nor the Sellers will take any action which will, or could reasonably be expected to: (i) cause any of the events listed in Section 4.17 (Absence of Certain Changes and Events); (ii) result in the modification, termination or acceleration of obligations under any Contract of the Company; (iii) diminish the value of any assets or rights of the Company; or (iv) have the effect of discouraging customers, suppliers, lessors, licensees, licensors and other business associates from maintaining the same business relationships with the Purchaser after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

Section 6.7 Noncompetition; Nonsolicitation.

(a) Noncompetition. For a period of three (3) years after the Closing Date, neither Seller shall, anywhere in the United States or Canada, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of sound libraries of virtual instruments and voice, music notation software or music education software (“Competing Business”), provided, however, that the Sellers may purchase or otherwise acquire up to (but not more than) an aggregate of three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) Nonsolicitation and Nonhire. For a period of three (3) years after the Closing Date, neither Seller shall, directly or indirectly:

(i) solicit the business of any Person who is a customer of Purchaser;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, lessor, employee, consultant or other business associate of Purchaser to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser;

(iii) cause, induce or attempt to cause or induce any Customer, Supplier, licensee, licensor, lessors, employee, consultant or other business associate of the Company (on the Closing Date or at any time since January 1, 2009) to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Purchaser (current, or former if such Person was an employee or independent contractor of the Purchaser at any time since June 30, 2010) or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors.

(c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 6.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.7(c) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.7(c) is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests, the value of the Contemplated Transactions to Purchaser, and to prevent any unfair advantage conferred on Sellers.

(d) Enforcement of Covenant. The parties agree that the remedy of damages at law for the Breach of any of the covenants contained in this Section 6.7(d) is an inadequate remedy. In recognition of the irreparable harm that a violation by either Seller of any of the covenants, agreements or obligations arising under this Section 6.7(d) would cause Purchaser, each Seller agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or Threatened violation or violations may be issued against the Sellers. In the event of an action to enforce the covenants in this Section 6.7(d), the prevailing party as finally determined by a court of competent jurisdiction shall be entitled to be reimbursed by the other party for actual attorney’s fees incurred by such party with respect to such action (based on reasonable hourly rates and not based on contingent fees).

Section 6.8 Access . Prior to the Closing Date, the Company and Sellers will afford Purchaser’s employees, auditors, legal counsel and other authorized representatives (a) access to the Company during normal business hours to fully inspect, investigate and audit Company assets, liabilities, contracts, operations and business; and (b) reasonable opportunity to contact and obtain information from the Company’s officers, employees, landlords, consultants, customers and suppliers, and such others having dealings with the Company as Purchaser may reasonably request. Purchaser will conduct its due diligence investigation in a reasonable manner so that any interference with the Company’s day-to-day activities is minimized or avoided.

Section 6.9 Exclusivity . Until the earlier of (a) December 31, 2011, or (b) the date that Purchaser informs the Company in writing that it does not intend to consummate the Contemplated Transactions, none of the Company, nor the Sellers, nor any of the Company’s officers or directors will, and the Company will direct its employees, agents and Affiliates not to, take any action to encourage, solicit the submission of, or entertain inquiries, proposals or offers from any person or entity (other than Purchaser), or otherwise provide confidential information to or engage in discussions with any person or entity (other than Purchaser), relating to a potential investment in or proposed sale of the Company (whether by merger, combination, sale or exclusive license of assets, sale of stock or otherwise) or any similar alternative transaction. The Company further agrees that for the period defined above it will, and it will direct its employees, agents, advisors and Affiliates to, affirmatively and immediately (a) terminate any ongoing discussions with third parties and (b) disclose to Purchaser the existence and terms of, any inquiries, proposals or offers received from any person or entity during the period defined above with respect to any potential investment in or proposed sale of the Company (whether by merger, combination, sale or exclusive license of assets, sale of stock or otherwise) or any similar alternative transaction.

Section 6.10 Rights in the Name Garritan. Notwithstanding anything to the contrary contained in this Agreement, Sellers will retain the right to use the name Garritan and the domain names Garritan.org, Garritan.net, and Garritan.ca for personal and non-profit purposes unrelated to the Company’s or Purchaser’s business use of any such name or derivatives thereof, provided that such use does not materially detract from the value of the name Garritan as it is currently used with respect to the Company’s Intellectual Property. In the event that Purchaser, in its sole and reasonable discretion, determines that it will discontinue use of the name Garritan and derivatives thereof for business purposes, Purchaser agrees to assign the name Garritan back to Sellers for a reasonable fee. Sellers agree that they will not use the name Garritan for any for-profit or other commercial purposes without the express prior written consent of Purchaser. Promptly following the Closing, Sellers will cease using the name Garritan Music Technologies, Ltd. and cause the dissolution of such entity.

Section 6.11 Seller Benefits. Following the Closing Date, Purchaser shall (a) cause Gary Garritan to be enrolled in the Purchaser’s employee benefit plans to the extent he is eligible under the terms of such plans pursuant to the Employment and Non-Competition Agreement attached hereto as Exhibit B and (b) cause Marianne Garritan to be covered as of the Closing Date under Gary Garritan’s health insurance under such Purchaser employee benefit plans to the extent she is eligible under the terms of such plans.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Survival . Except as set forth below, all representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Schedule, the supplements to the Company Disclosure Schedule, any other certificate or document delivered pursuant to this Agreement shall survive the Closing; provided, however, that from and after Closing, the Company shall not have any liability or obligation for any Breaches on or before Closing of any their representations, warranties, covenants or agreements, and instead, Sellers shall be liable for any such Breaches by the Company as if such representations, warranties, covenants or agreements had been made by Sellers.

(a) In General. Except as set forth below, all of the representations and warranties of Sellers and Purchaser contained in this Agreement or any agreement or document executed and delivered pursuant to the terms of this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months after the Closing Date (the “Survival Period”), after which Survival Period such representations and warranties shall lapse.

(b) Exceptions. Notwithstanding the above, the Survival Period for the representations and warranties set forth in Sections 4.1 and 5.1 (Organization and Good Standing), 4.2 and 5.2 (Authority; No Conflict), 4.4 (Capitalization), 4.13 (Taxes ) 4.21 (Environmental Matters) (collectively, the “Fundamental Representations”) shall survive the Closing hereunder without limitation as to time and the representations and warranties set forth in Section 4.10 (Intellectual Property) (the “SOL Representations”) shall survive the Closing hereunder and continue in full force and effect until ninety (90)

days following the expiration of the applicable statute of limitations period with respect to claims relating to Breaches of such representations and warranties. In addition, with respect to any claim for indemnification made in accordance with this Article VII prior to the expiration of the Survival Period, the applicable Survival Period will be extended until final disposition thereof or until Purchaser and Sellers otherwise agree in writing.

(c) Covenants and Agreements. Except as set forth with respect to representations and warranties in Sections 7.1 and 7.2, the covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

Section 7.2 Indemnification by Sellers . Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Persons for, and shall pay to the Purchaser Indemnified Persons the amount of, any damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including reasonable fees and disbursements of counsel (collectively “Damages”), whether or not involving any actual or Threatened claim or demand by a Person other than a party hereto, its Affiliates, Representatives or their respective successors or assigns (hereinafter referred to as a “Third Party Claim”), arising, directly or indirectly, from or in connection with:

(a) Representations and Warranties. Any Breach of any representation or warranty made by the Company or the Sellers in this Agreement, the Company Disclosure Schedule, or any other certificate or document delivered by Sellers pursuant to this Agreement, or any claim by a third party that, if proven, would constitute such a Breach or misrepresentation (without giving effect to any supplement to the Company Disclosure Schedules delivered at Closing);.

(b) Covenants and Obligations. Any Breach by Sellers of any covenant of Sellers in this Agreement or the Ancillary Agreements.

(c) Brokers. Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Section 7.3 Indemnification by Purchaser . Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Persons for, and shall pay to the Seller Indemnified Persons the amount of, any Damages, whether or not involving a Third Party Claim, arising, directly or indirectly, from or in connection with:

(a) Representations and Warranties. Any Breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or other document delivered by Purchaser pursuant to this Agreement.

(b) Covenants and Obligations. Any Breach by Purchaser of any covenant of Purchaser in this Agreement or the Ancillary Agreements.

(c) Brokers. Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

Section 7.4 Procedure for Indemnification . Subject to the other terms of this Article VII:

(a) If the facts that give rise to any indemnification hereunder will involve any Third-Party Claim, the Indemnified Party will give the party obligated to provide indemnity hereunder (“Indemnifying Party”) written notice of such claim (the “Third-Party Notice”) promptly after the Indemnified Party will have received written notice thereof from the third party making such claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. The Indemnified Party’s failure or delay in providing Third-Party Notice will not relieve the Indemnifying Party of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced as a result thereof.

(b) The Indemnifying Party will have twenty (20) days from receipt of the Third-Party Notice to provide the Indemnified Party with notice that it wishes to assume the defense of the Third-Party Claim and acknowledges liability for such Damages, in which event Indemnified Party will have the right to participate in the defense at its own expense. If the Third-Party Claim is in the form of a pleading requiring an answer, the other party will give such notice at least five (5) Business Days prior to the due date of the answer or other response to the pleading. If the Indemnifying Party fails to give the Indemnified Party timely notice as provided herein, Indemnified Party will have the right to defend against such Third-Party Claim.

(c) If the Indemnifying Party chooses to defend a Third-Party Claim, Indemnified Party will cooperate in the defense thereof. Such cooperation will include the retention and the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, making relevant employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party will not agree to any settlement, compromise or discharge of a Third-Party Claim without Indemnified Party’s prior written consent (not to be unreasonably withheld).

(d) Notwithstanding anything herein to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of a Third Party Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party (subject to the limitations set forth in this Article VII as applicable when a Purchaser

Indemnified Person is the Indemnified Party): (i) with respect to any portion of the claim that involves injunctive or other equitable relief or relates to any criminal or regulatory violation; (ii) if the Indemnified Party reasonably believes that a conflict of interest exists or could reasonably arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the parties in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify; or (iii) if a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim. In such event, the Indemnified Party will provide notice to the Indemnifying Party at least five (5) Business Days in advance of retaining legal counsel to defend the Third Party Claim. Failure to provide such notice shall not affect the Indemnified Party’s rights under this subsection.

Section 7.5 Additional Agreements Regarding Indemnity.

(a) Resolution of Conflicts. In the event an Indemnified Party should have a claim under this Article VII that does not involve a Third Party Claim, the Indemnified Party will deliver to the Indemnifying Party notice of such claim with reasonable promptness, together with its request forthwith for payment, and the parties will negotiate in good faith to resolve the claim. If no agreement can be reached after good faith negotiation with respect to such claim within thirty (30) days after the Indemnifying Party’s receipt of notice of such disputed claim, either party may pursue other legal remedies for resolution of the dispute.

(b) Limitations on Indemnification.

(i) Purchaser Indemnified Persons shall not be entitled to be paid any Damages pursuant to this Article VII unless and until the Purchaser Indemnified Persons’ aggregate claim for Damages exceeds $25,000 (the “Basket”); provided, however that the Purchaser Indemnified Persons shall be entitled to be paid all Damages expressly not taking into account the Basket once the aggregate claim for Damages exceeds $25,000; and, provided further, that the Basket shall not apply to claims based on or Damages resulting from Breach of the Fundamental Representations, the SOL Representations, fraud, or intentional misrepresentation.

(ii) Sellers shall have no obligation to indemnify Purchaser Indemnified Persons pursuant to Section 7.2(a) for aggregate Damages exceeding Three Hundred Seventy Five Thousand dollars ($375,000.00) (the “Cap”); provided, however, that the Cap with respect to any Breach of an SOL Representation shall be Seven Hundred Fifty Thousand dollars ($750,000.00); and, provided further, that the Cap shall not apply to and there shall be no limitation on claims based on or Damages resulting from Breach of the Fundamental Representations, fraud, or intentional misrepresentation.

(c) Waivers. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

(d) Reliance. Sellers acknowledge and agree that Purchaser is entitled to rely on the express representations and warranties set forth in this Agreement and a Purchaser Indemnified Party’s right to Damages pursuant to this Article VII shall not be affected or waived by virtue of any investigation conducted by Purchaser or its Representatives or any Knowledge acquired (or capable of being acquired) by Purchaser or its Representatives, with respect to the accuracy or inaccuracy of or compliance with any of the representations, warranties, covenants or other agreements made by the Company or Sellers in this Agreement.

(e) Company. For the avoidance of doubt, from and after the Closing, the Company shall be a Purchaser Indemnified Person and shall have no Liability to the Purchaser Indemnified Parties with respect to any Damages under this Agreement, and Sellers shall have sole responsibility for any and all such Damages. Sellers waive any subrogation or other claims against the Company with respect to Damages under this Agreement.

(f) Set Off. Purchaser shall first set off the amount of any indemnifiable Damages owed by Sellers to any Purchaser Indemnified Persons against the Holdback to the extent all or any portion of the Holdback has not been paid to Sellers.

(g) Exclusive Remedy. In the absence of fraud, the parties agree that indemnification under this Article VII is the exclusive remedy for money damages (whether based on contract, tort or otherwise) arising in connection with Third Party Claims with respect to this Agreement; and (b) the Caps set forth in Section 7.5(b)(ii) will apply to Damages relating to both Third Party Claims and direct claims against Sellers by Purchaser Indemnified Parties; provided, expressly, that such limitations in (a) and (b) above will not limit claims for any equitable remedies.

(h) Insurance. For purposes of this Article VII, Damages will be calculated after application of (i) any insurance proceeds actually received by the Indemnified Parties with respect to which the claim for indemnification is sought, net of any increase in premiums and out-of-pocket costs of recovery, or (ii) in the event that the Indemnified Party fails to use commercially reasonable efforts to seek such insurance recovery, any insurance proceeds which could reasonably have been received by the parties had the Indemnified Party used such commercially reasonable efforts. In the event an insurance recovery is realized with respect to any Damages, then the Indemnified Party will pay the amount of the recovery to the Indemnifying Party to the extent that any such Damages have already been paid to the Indemnified Parties by the Indemnifying Party. The Indemnifying Party will be subrogated to all rights of the Indemnified Parties with respect to any Damages paid by the Indemnifying Party; provided, that such subrogation will not otherwise adversely affect the Indemnified Party in any material manner. For the purposes of this Section 7.5(h) and for the period of its effect, the parties agree that each shall continue to carry such insurance coverage as is commercially reasonable.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 Expenses . Each party hereto will be solely responsible for and will bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Contemplated Transactions, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, or other representatives and consultants), whether or not the Contemplated Transactions are consummated; provided that Sellers will be responsible for such expenses of Company. The sole exception is that Purchaser has agreed to and shall pay for the accounting costs to convert the Company from a cash basis to an accrual basis.

Section 8.2 Public Announcements . Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser determines. Except with the prior consent of Purchaser, none of the Company, the Sellers, nor any of their Representatives shall disclose to any Person any information about the Contemplated Transactions, including the existence of the Contemplated Transactions, the status of negotiations, or the execution of any documents in connection therewith. The Company and Purchaser will cooperate concerning the means by which the Company’s employees, consultants, customers, suppliers, licensors, lessors and other business associates will be informed of the Contemplated Transactions.

Section 8.3 Confidentiality. Except to the extent (i) disclosure is compelled by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the Contemplated Transactions of Governmental Body) or by other Legal Requirements or (ii) information or documents are disclosed in a Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder:

(a) Each party hereto will hold, and will use its best efforts to cause its Affiliates, employees, and their respective Representatives to hold, in strict confidence, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; and

(b) The Company and each Seller will hold, and will use their best efforts to cause their Affiliates, employees and Representatives to hold, in strict confidence, all documents and information concerning the Company’s business affairs, this Agreement and the Contemplated Transactions.

Section 8.4 Notices . All notices and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon receipt if given by delivery in Person or if by email to the parties at the following email addresses, upon oral or written confirmation of receipt by email (but no later than the next Business Day), (b) on the next Business Day when sent by overnight courier service, or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or such other address for a party as will be specified by like notice):

If to Purchaser, to:

MakeMusic, Inc.

7615 Golden Triangle Drive, Suite M

Eden Prairie, Minnesota 55344-3848

Attention: Karen T. van Lith

Email: karenvanlith@makemusic.com

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425 U.S.A.

Attn: Melodie R. Rose

Email: mrose@fredlaw.com

If to the Sellers, to:

Gary Garritan

257 La Porte Box 400

Orcas, Washington 98280

Email: gary@garritan.com

with a copy to:

Derek Mann & Associates, PLLC

P.O. Box 39

Eastsound, Washington 98245

Attn: Derek Mann, Esq.

Email: derek@orcaslaw.com

Section 8.5 Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts or choice of laws that would require the application of any other law. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in Hennepin County in the State of Minnesota and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

Section 8.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

Section 8.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent among Purchaser, Sellers and the Company) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written instrument signed by Purchaser, Sellers and the Company.

Section 8.9 Assignments, Successors, and No Third Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 8.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.11 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Paragraph, Schedule, such reference is to an Article or Section or Paragraph of, or Schedule to, this Agreement unless otherwise indicated; the Company Disclosure Schedules form part of and shall have effect as if set out in this Agreement and any reference to this “Agreement” includes the Company Disclosure Schedules; (b) the table of contents and headings for this Agreement, are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (g) references to a Person are also to its successors and permitted assigns; (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (i) the term “Dollars” or “$” shall refer to the currency of the United States of America; and (j) all references to time shall refer to Minneapolis, Minnesota time.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

MAKEMUSIC, INC.

By:	/s/ Karen T. van Lith
Name:	Karen T. van Lith
Title:	Chief Executive Officer

GARRITAN CORPORATION

By:	/s/ Gary Garritan
Name:	Gary Garritan
Title:	Chief Executive Officer

SELLERS:

/s/ Gary Garritan
Gary Garritan

/s/ Marianne Garritan
Marianne Garritan